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                                                                      EXHIBIT 23


The Board of Directors
Daleen Technologies, Inc. and Subsidiary


We consent to the incorporation by reference in the registration statement (No. 333-89121) on Form S-8 of Daleen Technologies, Inc. of our report dated November 29, 1999, with respect to the consolidated balance sheets of Inlogic Software Inc. and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the period from inception on February 20, 1997 to December 31, 1997 and the year ended December 31, 1998, which report appears in the Form 8-K/A of Daleen Technologies, Inc. dated February 29, 2000.



/s/  KPMG LLP
Chartered Accountants


Toronto, Canada
February 29, 2000